EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement ”) is made and entered into as of the 24th day of August 2009, by and between IX ENERGY HOLDINGS, INC., a Delaware corporation with offices at 711 Third Avenue, 12th Floor, New York, New York 10017 (the “Corporation”), and Michael W. Weinstein, an individual residing at 41 Butler Road, Scarsdale, New York 10583 (“Executive”).

WITNESSETH:

WHEREAS, the Executive desires to be employed by the Company as its Chief Financial Officer (“CFO”) and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.   Employment and Duties.

1.1.       The Company shall employ and Executive agrees to serve as the Company's Chief Financial Officer. The duties and responsibilities of Executive shall include the duties and responsibilities as the Board of Directors (The “Board”) may from time to time reasonably assign to Executive and shall include, but not be limited to, the responsibilities set forth in Appendix A attached to this Agreement.

1.2.       Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement. The Executive will not, without the Company’s prior written consent, engage in profession or occupation except as specifically set forth in the Agreement. The Company consents to the Executive serving as a member of the board of directors or advisory board member for other companies, non-profits or other enterprises so long as a) the engagement is not in conflict with the Company’s business plan or other initiatives and b) does not compete or detract from the responsibilities of Executive as is agreed to between the Company and Executive.

2.   Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of ninety (90) days. The “Employment Period” shall mean this ninety (90) day term. The Effective Date shall be that date on which Executive actually starts working full time under this Agreement for the Company which the parties expect shall be August 27, 2009 but in no event later than August 31, 2009.

3.   Place of Employment. Executive's services shall be performed at the Company's current headquarters in New York, New York or any other Company office in the New York metropolitan area The parties acknowledge and agree that in the course of fulfilling his role and responsibilities of CFO that the that Executive shall be required to travel in connection with the performance of him duties hereunder.

4.   Base Salary.

4.1.       For all services to be rendered by Executive pursuant to this Agreement, the Company shall pay Executive during the Employment Period $8,500 per month in cash compensation plus $7,666 per month in IX Energy Holdings, Inc. restricted stock of the same type and class currently offered to the Company’s management employees (the “Base Salary”). The valuation of the stock shall be determined by the average of the last 3 days closing price of the stock for the month prior. Upon the closing a bridge financing round within the term of this Agreement, Executive’s $7,666 per month in stock compensation shall immediately convert to the same amount per month in cash compensation so that the entire amount of the Base Salary shall be paid in cash.

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4.2.       The Employee shall be paid the cash compensation on a W-2 basis and shall be paid in bi-weekly installments paid on Company’s normal pay schedule disbursed as a direct deposit, or Company check, beginning on the Company’s first pay period following the Effective Date, in accordance with the Company's regular payroll practices. The Employee shall be paid the stock compensation in three installment, each installment being at the end of each month of the Employment Period.

5.   Executive Bonuses and Company Equity:

5.1.       Sign-on Bonus. Executive is entitled to a signing bonus of a grant of 55,000 shares of IX Energy Holdings, Inc. restricted stock of the same type and class currently offered to the Company’s management employees to be paid on the Effective Date of this Agreement. Upon the closing a bridge financing round within the term of this Agreement, Executive shall also be entitled to a sign-on bonus of $7,500 in cash payable within two weeks after the closing of the bridge financing.

6.   Expenses. Executive shall be entitled to reimbursement by the Company for all reasonable ordinary and necessary travel and entertainment, plus other related expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) and performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with such policies and procedures. Any expenses over $500 will require prior approval of the Company.

7.   Termination of Employment

7.1.       Death. If Executive dies during the Employment Period, this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive’s heirs, administrators or executors any earned but unpaid Base Salary and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of him duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

7.2.       Disability. In the event that, during the term of this Agreement Executive shall be prevented from performing him duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to Executive or him heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay Executive or him heirs, administrators or executors any earned but unpaid Base Salary and reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of Executive’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive, with reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three months during any twelve consecutive months.

7.3.       With Cause by Company

7.3.(a)         At any time during the Employment Period, the Company may terminate this Agreement and Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to Executive by the Company, which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties and responsibilities, which

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willful and continued failure is not cured by Executive within fifteen (15) days of his receipt of such written demand or if such failure is not capable of being cured within said fifteen days, then actions to cure the failure are commenced with the said fifteen days and if so commenced the failure is not cured within a reasonable time thereafter to be determined solely by the Board; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, (c), violation of Sections 8 or 9 of this Agreement, (d) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company, (e) disloyalty, in subordination or absenteeism, which in the sole judgment of the Board is detrimental to the Company’s best interest or (f) serious substance abuse, whether due to drugs or alcohol. Termination under clauses (b), (c), (d), (e) or (f) of this Section 7.3.(a) shall not be subject to cure.

7.3.(b)         Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to Executive or him heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay Executive or him heirs, administrators or executors any earned but unpaid Base Salary and reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

7.4.       With Good Reason by Executive

7.4.(a)         At any time during the term of this Agreement, subject to the conditions set forth in Section 7.4.(b) below, Executive may terminate this Agreement and Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without Executive’s consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without Executive’s consent, to Executive of a title that is different from and subordinate to the title of Chief Financial Officer; or (C) material breach by the Company of this Agreement.

7.4.(b)         Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within fifteen (15) days of its receipt from the Executive of such written notice.

7.4.(c)         In the event that Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to Executive (or, following his death, to the Executive’s heirs, administrators or executors) any earned but unpaid Base Salary and reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. All payments due hereunder shall be payable according to the Company’s standard payroll procedures. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

7.5.       Without “Good Reason” by Executive or Without “Cause” by the Company.

7.5.(a)         By the Executive. At any time during the term of this Agreement, Executive shall be entitled to terminate this Agreement and Executive’s employment with the Company without Good Reason by providing prior written notice of at least thirty (30) days to the Company. Upon termination by the Executive of this Agreement and Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive any earned but unpaid Base Salary and reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date.

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The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

7.5.(b)         By the Company. At any time during the term of this Agreement, the Company shall be entitled to terminate this Agreement and Executive’s employment with the Company without Cause by providing prior written notice of at least fifteen (15) days to Executive. Upon termination by the Company of this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to Executive (or, following his death, to the Executive’s heirs, administrators or executors) the balance of the Base Salary due the Executive as if the Executive had completed the full term of the this Agreement. All payments due hereunder shall be payable according to the Company’s standard payroll procedures. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

8.   Confidential Information.

8.1.       Disclosure of Confidential Information. Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of Executive. Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after him employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 8 shall survive the termination of Executive’s employment hereunder.

8.2.       Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company.

8.3.       In the event that Executive’s employment with the Company terminates for any reason, Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information.

9.   Non-Competition and Non-Solicitation.

9.1.       Executive agrees and acknowledges that the Confidential Information that Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on Executive. Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venture, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

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9.2.       Executive hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than two percent (2%) of the outstanding voting shares of any publicly held company), or whether on Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and thereafter to the extent described below, within the Territory:

9.2.(a)         Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in direct competition with the business of the Company, which may include renewable energy or energy generation companies or renewable energy finance companies during the term of this Agreement.

9.2.(b)         Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement;

9.2.(c)         Attempt in any manner to solicit or accept from any customer of the Company, with whom the Company had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to transfer its business to a person other than the Company, provide any services (of the kind or competitive with the Business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

9.2.(d)         Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the business of the Company.

9.2.(e)         With respect to the activities described in paragraphs 9.2.(b) and 9.2.(c) and 9.2.(d) above, the restrictions of this Section 9.2 shall continue beyond the Employment Period until one year following the termination of this Agreement or of the Executive’s employment with the Company, whichever occurs later.

10.   Miscellaneous.

10.1.     Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by Executive of Section 8 or Section 9 of this Agreement. Accordingly, Executive agrees that any breach or threatened breach by him of Section 8 or Section 9 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced, in whole or in part, as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

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10.2.     Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to Executive hereunder, without relieving the Company of any of its obligations hereunder.

10.3.     This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

10.4.     This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

10.5.     The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6.     All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

10.7.     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the County and State of New York.

10.8.     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

10.9.     In any suit, action, or proceeding between the parties arising from, concerning, or related to this Agreement, neither party shall be entitled to an award of attorney’s fees from the other party.

10.10.   Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform him obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

IX Energy Holdings, Inc.

_/s/ Steven Hoffman________________.	_/s/ Michael W. Weinstein___________.
By:	Steven Hoffman Chief Executive Officer	Michael W. Weinstein

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APPENDIX A

The Chief Financial Officer (“CFO”) shall be responsible for all financial matters of the Company and its affiliate organizations. The CFO will report directly to and work closely with the Chief Executive Officer. In addition, the CFO will partner with the senior management and the board of directors to develop and implement strategies across the organization. The CFO will oversee all compliance and recognition for government (federal and state) contracts and private grants. CFO must be able to adapt to a continually evolving environment and thrive in an autonomous and deadline-oriented workplace while managing a finance staff of at least four individuals.

Specific responsibilities include but are not limited to:

General

•	Oversee cash flow planning and ensure availability of funds as needed
•	Assist in solicitation of bridge financing
•	Coordinate with the Company’s investment bank for follow on financing round
•	Strategize on various opportunities for restructuring
•	Participate in potential acquisition or merger discussion

Finance

•	Oversee cash flow planning and ensure availability of funds as needed
•	Oversee cash, investment, and asset management
•	Oversee financing strategies and activities, as well as banking relationships.
•	Develop and utilize forward-looking, predictive models and activity-based financial analysis to provide insight into the organization’s operations and business plans

Planning, Policy, and Investor Relations

•	Coordinate the development and monitoring of budgets
•	Develop financial business plans and forecasts
•	Participate in corporate policy development as a member of the senior management team.
•	Represent the company to financial partners, including financial institutions, investors, foundation executives, auditors, and public officials
•	Remain up to date on audit best practices and state and federal law regarding corporate operations.

Accounting and Administration

•	Oversee the accounting department to ensure proper maintenance of all accounting systems and function
•	Ensure maintenance of appropriate internal controls and financial procedures
•

Ensure timeliness, accuracy, and usefulness of financial and management reporting for federal and state funders, foundations; oversee the preparation and communication of monthly and annual financial statements

•	Coordinate audits and proper filing of tax returns
•	Ensure legal and regulatory compliance regarding all financial functions
•	Manage and supervise internal administrative, marketing, and financial departments; oversee day to company operations

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Primary Responsibilities

•	Create, coordinate, and evaluate the financial programs and supporting information systems of the company to include budgeting, tax planning, real estate, and conservation of assets
•	Approve and coordinate changes and improvements in automated financial and management information systems for the company
•	Ensure compliance with local, state, and federal budgetary reporting requirements
•	Oversee the approval and processing of revenue, expenditure, and position control documents, department budgets, mass salary updates, ledger, and account maintenance and data entry
•	Coordinate the preparation of financial statements, financial reports, special analyses, and information reports
•	Develop and implement finance, accounting, billing, and auditing procedures
•	Establish and maintain appropriate internal control safeguards
•	Interact with other managers to provide consultative support to planning initiatives through financial and management information analyses, reports, and recommendations
•	Ensure records systems are maintained in accordance with generally accepted auditing standards
•	Develop and direct the implementation of strategic business and/or operational plans, projects, programs, and systems
•	Establish and implement short and long range departmental goals, objectives, policies, and operating procedures
•	Serve on planning and policy-making committees
•	Oversee financial management of foreign operations to include developing financial and budget policies and procedures
•	Other duties as assigned

ADDITIONAL RESPONSIBILITIES

Represent the company externally to media, government agencies, funding agencies, and the general public.

Recruit, train, supervise, and evaluate department staff.

WORKING CONDITIONS

Working conditions are normal for an office environment. Work may require weekend and/or evening work.

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